UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2020

ALPINE IMMUNE SCIENCES, INC.
(Exact Name of registrant as specified in its Charter)

Delaware	001-37449	20-8969493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
188 East Blaine Street, Suite 200
Seattle, WA 98102
(Address of principal executive offices, and ZIP code)
Registrant’s telephone number including area code: (206) 788-4545
N/A
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALPN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.
On June 17, 2020, Alpine Immune Sciences, Inc. (the “Company”) entered into an Option and License Agreement (the “Agreement”) with AbbVie Ireland Unlimited Company (“AbbVie”), which Agreement grants to AbbVie an exclusive option to take an exclusive license to the Company’s clinical candidate ALPN-101, a dual inducible T-cell costimulatory (“ICOS”) and cluster of differentiation 28 (“CD28”) antagonist intended for the treatment of autoimmune and inflammatory diseases.
Exclusive Option and License.  Under the terms of the Agreement the Company granted to AbbVie an exclusive option to obtain an exclusive, royalty-bearing, sublicensable license to certain of the Company’s intellectual property rights for the research, development and commercialization of ALPN-101 and any other molecule owned or controlled by the Company that binds to or directly modulates or targets ICOS at certain agreed-upon levels (collectively, the “Compounds”), on a worldwide basis for all human and non-human diagnostic, prophylactic and therapeutic uses, subject to certain exceptions set forth in the Agreement (the “Option”). The Option is immediately exercisable and will expire 90 days following the delivery by the Company of the Option Exercise Data Package (as defined below) to AbbVie, subject to certain exceptions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if required.
Financial Terms. In connection with the execution of the Agreement, AbbVie agreed to pay the Company an upfront payment of $60.0 million in cash. If AbbVie exercises the Option, AbbVie will pay the Company a one-time cash payment of $75.0 million.
In addition to the upfront payment and Option exercise payment, AbbVie has agreed to make cash payments to the Company upon the Company’s achievement of certain development milestones prior to the exercise of the Option as set forth in a written development plan (the “Development Plan”), up to an aggregate amount of $75.0 million. AbbVie has also agreed to make cash payments to the Company in the period following the exercise of the Option upon AbbVie’s achievement of certain development and commercial milestones, up to an aggregate amount of $205.0 million. AbbVie will also make certain sales-based cash milestone payments to the Company upon the achievement of certain annual net sales targets up to an aggregate of $450.0 million.
AbbVie has further agreed to pay the Company royalties based on future net sales of any pharmaceutical product that contains a Compound (each, a “Licensed Product”). Such royalty percentages range from a high-single digit percentage to a low double-digit percentage of net sales, with the specific royalty rate depending on the aggregate net sales.  AbbVie’s obligations to pay royalties with respect to a Licensed Product and country will expire upon the latest of the expiration of the last to expire valid patent claim applicable to such Licensed Product in such country, 10 years from the first commercial sale of the Licensed Product in such country, and the expiration of regulatory exclusivity for such Licensed Product in such country (the “Royalty Term”). Royalty payments are subject to reduction in specified circumstances, including expiration of patent rights, if average net sales decrease by a certain percentage after the introduction of a generic product, or if AbbVie is required to pay amounts to a third party in order commercialize a Licensed Product in a particular country.
Development Activities; Regulatory Matters; Manufacturing. Prior to the exercise of the Option, the Company will conduct its development efforts under the Development Plan providing for, among other things, the generation of a data package in order for AbbVie to evaluate exercising the Option (the “Option Exercise Data Package”) and an itemized budget for such activities, including all activities reasonably necessary to complete a Phase II clinical study of a Compound for the treatment of systematic lupus erythematosus (a “Phase II SLE Clinical Study”); all non-clinical toxicology activities; and all CMC activities required under the Development Plan (collectively, such activities under the Development Plan are referred to as the “Development Activities”). The Company will be fully responsible for all costs incurred to conduct its activities under the Development Plan, provided that, AbbVie may be responsible for increased costs under the Development Plan in connection with certain material amendments proposed by AbbVie.
Prior to the exercise of the Option, the Company will be solely responsible, at its sole cost and expense, for preparing, filing and maintaining regulatory documentation, which AbbVie will be entitled to access and review. The Company shall also be responsible for any and all correspondence with the applicable regulatory authorities and for maintaining all data related to any of the Compounds. The Company will be solely responsible, at its sole cost and expense, for manufacturing the Compounds necessary to complete the Development Activities consistent with the Development Plan.
Governance.  The parties will establish a joint governance committee (“JGC”) composed of an equal number of representatives from each of the Company and AbbVie, which will, among other responsibilities, coordinate and oversee the Development Activities, approve amendments to the Development Plan and discuss interactions with regulatory authorities. The chairperson of the JGC will be appointed by AbbVie. AbbVie may disband the JGC, at its sole discretion, following the exercise of the Option.

Commercialization.  Upon AbbVie’s exercise of the Option, AbbVie and its affiliates will be solely responsible, at AbbVie’s sole cost and expense, for the development, manufacture, commercialization and regulatory compliance of any Licensed Product. Following exercise of the Option, AbbVie shall use commercially reasonable efforts to develop and seek regulatory approval for one of the Compounds in one indication in each of the United States and one of the United Kingdom, Germany, France, Spain or Italy (collectively, and together with the United States, the “Major Markets”) and, following receipt of any such regulatory approval, commercialize the compound in such country.
Changes in Control. The Company will notify AbbVie immediately upon the closing of any change in control (as defined in the Agreement) during the term of the Agreement. Following the delivery of such notice, AbbVie may, in its sole and absolute discretion, elect to continue the Agreement subject to certain modifications as set forth in the Agreement, including the assumption by AbbVie of responsibility to perform certain activities previously assigned to the Company.
Term and Termination.  Unless earlier terminated, the Agreement shall terminate either: (i) in the event that the Option is not exercised by AbbVie, the first day following the last day of the Option exercise period; or (ii) in the event that the Option is exercised by AbbVie, the date of the expiration of the last Royalty Term for the last Licensed Product.
Both the Company and AbbVie may terminate the Agreement upon written notice in the event of a material breach by the other party that has not been cured within a 90-day cure period. However, if the uncured material breach is with respect to AbbVie’s obligation to use commercially reasonable efforts to obtain regulatory approval for and commercialize a Licensed Product with respect to any Major Market (but not all Major Markets), then the Company will only be entitled to terminate the Agreement with respect to such Major Market(s). Both the Company and AbbVie may also terminate the Agreement upon written notice if the other party voluntarily or involuntarily files for bankruptcy or insolvency, makes an assignment for the benefit of creditors, has a receiver or trustee appointed over substantially all of such other party’s property, proposes or is party to any dissolution or liquidation, or admits in writing its inability generally to meet such other party’s obligations as they fall due in the general course.
AbbVie may terminate the Agreement in its entirety or on a country-by-country basis, for any or no reason, by providing at least 90 days’ prior written notice to the Company. AbbVie may also terminate the Agreement upon notice to the Company if (i) either the Company or AbbVie receives a second request for additional information under the HSR Act, provided AbbVie’s notice of termination is delivered within ten business days after AbbVie becomes aware of such request or receives notice from the Company regarding such request or (ii) the Option has not been exercised or clearance under the HSR Act, if required, has not occurred within 180 days of submission of the parties’ request for such clearance, provided AbbVie’s notice of termination is delivered within ten business days after the end of such 180-day period.
Upon the termination of the Agreement in its entirety for any reason, all licenses and other rights granted (i) to AbbVie by the Company and (ii) to the Company by AbbVie shall terminate. Upon termination in certain circumstances, AbbVie has agreed to grant to the Company licenses to certain intellectual property that is reasonably necessary, and that was actually used by AbbVie for the development, manufacturing or commercialization of the terminated products, to research, develop and commercialize the terminated products in the terminated countries.
In lieu of terminating the Agreement in connection with an uncured material breach or the bankruptcy or insolvency of the Company, AbbVie may alternatively elect to continue the Agreement subject to certain modifications, including that AbbVie will be entitled to conduct activities allocated to the Company under the Development Plan, subject to reimbursement by the Company for AbbVie’s out-of-pocket expenses in connection with such activities. If AbbVie’s right to terminate in connection with an uncured material breach or the bankruptcy or insolvency of the Company arises before exercise of the Option, then the Option exercise payment amount will be reduced by half and the amount of any then-unearned milestone payments will be reduced by half. If AbbVie’s right to terminate arises after exercise of the Option, then the amount of any then-unearned milestone payments will be reduced by 25%.
The Agreement includes certain other customary terms and conditions, including mutual representations and warranties, indemnification and confidentiality provisions.
The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. On June 18, 2020, the Company and AbbVie Inc. issued a joint press release announcing the entry into the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

As a result of the receipt of the upfront payment of $60.0 million pursuant to the Agreement and based on current assumptions, the Company anticipates having sufficient cash to fund its planned operations into 2023, excluding any revenue generated from existing partnerships or potential new partnering arrangements.

The information set forth in this Item 7.01 is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 8.01    Other Events.
For strategic reasons, the Company will cease enrollment in and intends to terminate BALANCE, the Company’s Phase 1b/2, open-label, dose escalation and expansion trial of ALPN-101 in patients with steroid-resistant or steroid-refractory active acute graft-versus-host disease.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Joint Press Release issued by Alpine Immune Sciences, Inc. and AbbVie Inc., dated June 18, 2020.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2020	ALPINE IMMUNE SCIENCES, INC.

	By:	/s/ Paul Rickey
	Name:	Paul Rickey
	Title:	Senior Vice President and Chief Financial Officer